UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report:    July 10, 2003

                  VISCOUNT SYSTEMS, INC.

(Exact name of registrant as specified in charter)

  NEVADA                                         000-49746                          88-0498783

(State or other jurisdiction of              (Commission File No.)        (IRS Employer I.D. No.)

                                             incorporation or organization)

        4585 Tillicum Street, Burnaby, British Columbia, Canada, V6C 1Z7

(Address, including zip code, and of registrant’s principal executive offices)

                604.327.9446

(Registrant’s telephone number)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

On May 16, 2003 Viscount Systems, Inc., through its wholly owned subsidiary Viscount Communication and Control Systems Inc., completed the purchase of equipment and the first closing for the acquisition of customer service contracts from TELUS Corporation.  The final closing for the acquisition of the customer service contracts will occur on August 15, 2003, subject to any agreed extensions.

TELUS, Canada’s second largest telecommunications provider, has historically provided Enterphone support and maintenance services to over 2,400 customers in Western Canada.  Viscount will assume these service contracts and continue to provide support and maintenance services to these customers.  Viscount is the original manufacturer of the Enterphone access control product lines.  The assignment of each customer service contract requires the consent of the customer, which TELUS is soliciting on an ongoing basis.

The purchase of equipment and customer service contracts was made pursuant to an asset purchase agreement between Viscount and TELUS dated for reference April 15, 2003.  The first closing of the purchase was initially to occur on April 30, 2003, however the parties entered into an amending agreement dated April 30, 2003 which extended the first closing date to May 16, 2003.  On the first closing date Viscount delivered a cash payment CAD$100,000 to TELUS as consideration for the purchase of the equipment and the assignment of the first 500 customer service contracts.  Viscount also delivered an additional cash payment of CAD$200,000 into escrow.  The escrow funds will be released to TELUS in subsequent monthly closings as payment for additional assigned customer service contracts at the rate of CAD$200 per assigned contract.  Assuming release of the full CAD$200,000 escrow funds, Viscount will have acquired approximately 1,500 service contracts in total, subject to permitted price adjustments.  Thereafter, additional assigned contracts will be purchased by Viscount at the rate of CAD$160 per assigned contract.  Assuming assignment of all service contracts (estimated at 2,400 contracts), the total purchase price for the assets will be approximately CAD$444,000 (US$320,000).

All purchase funds in connection with the acquisition of the equipment and customer service accounts are paid out of Viscount’s working capital.

Description of the Property Acquired

The equipment acquired from TELUS consists of new, refurbished and unrepaired parts for Enterphone products manufactured between 1965 and 1995.  Viscount presently services Enterphone products manufactured and sold from 1995 and on.  The equipment has been inspected by Viscount and an  inventory list was prepared in connection with the purchase.  The parts include Enterphone control lines, interface panels, handsets, control circuitry, speakers, microphones, housings, casings, mountings, interface cards, wiring, and numerous other electrical and mechanical hardware components used in various models of Enterphone products.

The average age of the acquired equipment is estimated at16 years and approximately half of the acquired equipment requires refurbishing prior to use.  Viscount, being the original manufacturer, will use its existing manufacturing facilities to refurbish the parts as necessary to support customer service contracts.

Using an estimated cost of replacement analysis, the fair market value of the equipment was agreed to be $100,000.  On May 16, 2003, Viscount took possession of the equipment which was packaged on 31 transport skids.

Description of the Customer Service Contracts

Pursuant to the terms of the Agreement, Viscount may acquire up to an estimated 2,400 customer service contracts.  The service contracts relate to the service and maintenance of Enterphone products manufactured and installed between 1965 and 1995.  Typical customers include strata management and building owners as well as various residential, business and industrial users of Enterphone access control and security systems.  Viscount’s in-house maintenance and repair staff will be used by Viscount as necessary to maintain continuity of service to these customers.

As at July 3, 2003, Viscount had acquired 1,240 of the customer service contracts from TELUS by way of assignment.  Viscount may acquire an estimated additional 1,160 contracts.  Pursuant to the terms of the customer service contracts, no customer is obliged to assign their contract to Viscount and accordingly Viscount may not be successful at acquiring all service contracts.  Any customers that do not agree to the assignment will continue to receive service from TELUS until expiry of the contract, at which time Viscount may solicit the customer directly.

On average, each service contract acquired represents ongoing revenues of approximately CAD$33 per month inclusive of parts and labour.  This represents aggregate revenues of CAD$41,000 based on 1,240 contracts acquired as at the current date, and CAD$79,200 if all 2,400 service contracts are acquired from TELUS.

All customer service contracts are automatically renewed on a yearly basis.  Contracts can be terminated by the customer with one month notice of cancellation.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

No financial statements are required pursuant to this Item in connection with the acquisition of assets from TELUS.

The following exhibits are incorporated by reference from Viscount’s Form 8-K filed with the SEC on May 28, 2003:

Exhibit No.	Description
10.1	Asset Purchase Agreement between Viscount Communication and Control Systems Inc. and TELUS Corporation dated April 15, 2003.
10.2	Amending Agreement between Viscount Communication and Control Systems Inc. and TELUS Corporation dated April 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on it’s behalf by the undersigned hereunto duly authorized.

Date:  July 10, 2003

VISCOUNT SYSTEMS INC.

By:

/s/ Stephen Pineau

Stephen Pineau

President and Chief Executive Officer